Exhibit 99.1

www.aventinerei.com

AVENTINE CELEBRATES MOUNT VERNON PLANT’S EARLY SUCCESS

Local Officials, Guests and Company Mark Grand Opening with Welcome and Tours

DALLAS, (April 7, 2011) — Mount Vernon, Ind. City and Chamber officials, state and county representatives, business owners, residents, employees and company representatives marked the Grand Opening of Aventine Renewable Energy’s (OTC: AVRW), Mount Vernon Ethanol Plant on Wednesday, April 6, 2011 at the new clean technology facility, located at 7201 Port Road, Mount Vernon, Ind.

The event welcomed local, state and national representatives, such as the Corn Growers and Renewable Fuels associations. Company officials provided plant tours and attendees learned how the company is providing American jobs and producing American fuel to serve consumers and companies across the U.S.

“This clean technology facility and our local employees are phenomenal. This plant is a jewel in our cap and we’re honored to be among Indiana’s most innovative businesses,” said Thomas Manuel the company’s Chief Executive Officer. “I am happy to report that we are already ahead of production goals. Today, we mark a successful launch and look forward to a long future in Mount Vernon.”

The ceremony celebrated the much anticipated completion and start of one of Aventine’s latest ethanol and dried distillers grain (DDG) facilities, one of the newest in the nation. Aventine, a leading producer of ethanol, emerged from Bankruptcy in March 2010, named a new management team, and restarted construction to complete the Mount Vernon Ethanol Plant. Aventine’s Mount Vernon Ethanol Plant was completed in November 2010, with the first grind date being December 1st. It has been gradually increasing production and will have an annual capacity of 110- million gallons. This more than doubles the amount of ethanol produced in the local area and provides an additional market for American corn producers to sell their crops.

Aventine’s Mount Vernon Ethanol Plant employs approximately 45 local men and women, providing a strong economic infusion in terms payroll, taxes and regulatory fees to the City, County, Port and State of Indiana. The facility is the largest plant at any of Indiana’s ports, and in its first four short months of operation has helped the Port increase tonnage. Aventine’s Mount Vernon Plant also directly supports the economy through purchasing goods and services from area businesses.

Strategically located on the Port of Indiana, Aventine’s Mount Vernon facility can efficiently utilize barge transportation on the Ohio River, and trucks and trains to get its locally produced ethanol to the rest of America.

Aventine is a leading producer and marketer of ethanol and related by-products, such as corn gluten feed and meal, corn germ, condensed corn distillers soluble, dried distillers grain with soluble, wet distillers grain with soluble, carbon dioxide and distillers dried yeast. Through our production facilities, we market and distribute ethanol to many of the leading energy companies in the U.S. To learn more, please visit www.aventinerei.com.

Forward Looking Statements

Certain information included in this press release may be deemed to be “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negatives of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that may cause the Company’s actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include our ability to obtain and maintain normal terms with vendors and service providers, our estimates of allowed general unsecured claims, unliquidated and contingent claims and estimations of future distributions of securities and allocations of securities among various categories of claim holders, our ability to maintain contracts that are critical to our operations, our ability to attract and retain customers, our ability to fund and execute our business plan and any ethanol plant expansion or completion projects, our ability to receive or renew permits to construct or commence operations of our proposed capacity additions in a timely manner, or at all, laws, tariffs, trade or other controls or enforcement practices applicable to our operations, changes in weather and general economic conditions, overcapacity within the ethanol, biodiesel and petroleum refining industries, availability and costs of products and raw materials, particularly corn, coal and natural gas and the subsequent impact on margins, our ability to raise additional capital and secure additional financing, our ability to service our debt or comply with our debt covenants, our ability to attract, motivate and retain key employees, liability resulting from actual or potential future litigation or the outcome of any litigation with respect to our auction rate securities or otherwise, and plant shutdowns or disruptions.

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Aventine Media Contact:

Jennifer Borgen

832-533-7695

jhborgen@yahoo.com